Exhibit 10.1

SECOND AMENDMENT

TO THE

INSPIREMD, INC.

AMENDED AND RESTATED 2011 UMBRELLA OPTION PLAN

November 1, 2012

This SECOND AMENDMENT TO THE INSPIREMD, INC. AMENDED AND RESTATED 2011 UMBRELLA OPTION PLAN (this “Amendment”), is made and entered into by InspireMD, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Company sponsors the InspireMD, Inc. Amended and Restated 2011 UMBRELLA Option Plan (the “Umbrella Plan”), the 2006 Employee Stock Option Plan (the “Israeli Appendix”), which is a sub-plan to the Umbrella Plan, and the 2011 U.S. Equity Incentive Plan (the “US Appendix”), which is a sub-plan to the Umbrella Plan (collectively, the Umbrella Plan, the Israeli Appendix, and the US Appendix being referred to herein as, the “Plan”); and

WHEREAS, Section 11.2 of the Umbrella Plan permits the Company to amend the Plan at any time, and from time to time; and

WHEREAS, subject to stockholder approval, the Company desires to amend the Plan to (i) increase the total number of shares of the Company’s common stock, par value $0.0001 per share, available for issuance under the Plan from 15,000,000 shares to 20,000,000 shares, and (ii) permit, pursuant to the US Appendix, the granting of “incentive stock options” that qualify under Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in accordance with Section 11.2 of the Umbrella Plan, the Plan shall be, and hereby is, amended as follows:

1. Section 4 of the Umbrella Plan is hereby amended by deleted said section in its entirety and substituting in lieu thereof the following new Section 4:

4.	RESERVED SHARES

The Company reserves twenty million (20,000,000) shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) for purposes of the Plan, subject to adjustment in case of subdivision or combination of the Shares of the Company. Such initial number may be increased from time to time by resolutions of the Board. Up to one hundred percent (100%) of the Shares reserved under the Plan may be granted pursuant to the U.S. Plan as Incentive Stock Options (as defined in the U.S. Plan).

Any Share under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant under the Plan; provided that, only Shares forfeited back to the Company, Shares canceled on account of termination, expiration or lapse of an award, or Shares surrendered in payment of the exercise price of Options shall again be available for the grant of Incentive Stock Options under the Plan. The Board may resolve to reserve out of the abovementioned pool (as may be increased from time to time) part of the reserved pool specifically for each separate Appendix.

2. Article II of the US Appendix is hereby amended by deleting said article in its entirety and substituting in lieu thereof the following new Article II:

ARTICLE II

Options and Shares

3. The Options granted and the Shares to be issued are as defined under the Umbrella Plan.

a. Types of Options. Options may be granted under the U.S. Plan as (i) Options that meet the requirements of Section 422 of the Code (“Incentive Stock Options”), or (ii) Options that do not meet the requirements of Section 422 of the Code (“Nonqualified Stock Options”). Options may be granted from time to time by the Board to all employees of the Company or of any parent or subsidiary company of the Company (as defined in Sections 424(e) and (f), respectively, of the Code), and also to all non-employee directors and consultants of the Company or any such other company; provided that, Incentive Stock Options may only be granted to employees of a corporation (as defined under Section 7701 of the Code).

b. Incentive Stock Options. The Company may not grant Incentive Stock Options to any employee which would permit the aggregate fair market value (determined on the Date of Grant) of the Shares with respect to which Incentive Stock Options (under this and any other plan of the Company and its subsidiaries) are exercisable for the first time by such employee during any calendar year to exceed U.S. $100,000. To the extent any Options granted which are designated as Incentive Stock Options exceed this limit or otherwise fails to qualify as Incentive Stock Options, such Options (or any such portion thereof) shall be Nonqualified Stock Options. Notwithstanding anything herein to the contrary, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any subsidiary) and Incentive Stock Options are granted to such employee, the Expiration Date of such Incentive Stock Options (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant. If Shares acquired upon exercise of Incentive Stock Options are disposed of by a US Grantee prior to the expiration of either two (2) years from the Date of Grant of such Incentive Stock Options or one (1) year from the transfer of Shares to the US Grantee pursuant to the exercise of such Options, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such US Grantee shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a US Grantee shall not affect the status of other Incentive Stock Options.

c. Limitations on Options and Shares. Notwithstanding anything to the contrary contained herein, subject to adjustment pursuant to Section 9 of the Umbrella Plan, during any calendar year the maximum number of shares with respect to which Options may be granted to an officer of the Company (or any subsidiary) subject to Section 16 of the Exchange Act or a “covered employee” as defined in Section 162(m)(3) of the Code is one million (1,000,000) Shares.

d. Limitations on Grantees. “Consultant” means any natural person, who is not an employee, rendering bona fide services to the Company or a subsidiary, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or a subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

3. Article III of the US Appendix is hereby amended by deleting said article in its entirety and substituting in lieu thereof the following new Article III:

ARTICLE III

Exercise Price

4. The Exercise Price shall be as defined under the Plan provided that the Exercise Price shall be equal to the fair market value of the Share on the date of such grant, determined as follows: (i) if the Company is publicly-traded, the closing price of a Share on the Date of Grant, provided that if the Date of Grant is not a trading day, the closing price on the trading day immediately prior to the Date of Grant shall apply; or (ii) if the Company is not publicly-traded, as determined by (A) the Administrator, in good faith, based on the reasonable application of a reasonable valuation method, considering factors relevant to the value of the Shares, or (B) a qualified independent appraiser, based on a reasonable valuation method, which determination being made no more than twelve (12) months before the respective stock option grant date; provided however, that in the event that prior to the end of each such twelve (12) months period subsequent to the relevant appraisal date the Company undergoes an event which will have a material effect on the value of the Share, the Company shall carry out and receive an updated analysis from a qualified independent appraiser regarding the fair market value of the Share for any new grant. Each Option Agreement shall contain the exercise price determined for each Grantee. Each vested Option shall entitle the Grantee to purchase one Share at the Exercise Price, subject to the provisions of the Plan, the Option Agreement and the Tax Rules. Notwithstanding the foregoing, if Incentive Stock Options are granted to an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any subsidiary), the Exercise Price shall be at least one hundred ten percent (110%) of the fair market value of a Share on the Date of Grant.

4. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative, effective as of the date above.

INSPIRE MD, INC.

/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer, Secretary and Treasurer